UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G
                         (Rule 13d-102)


     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934


                         Be Incorporated
         -----------------------------------------------
                        (Name of Issuer)


                 Common Stock ($.001 par value)
         -----------------------------------------------
                 (Title of Class of Securities)


                            073309106
         -----------------------------------------------
                         (CUSIP Number)


                        December 31, 1999
               -----------------------------------
     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    Rule 13d-1(b)
    Rule 13d-1(c)
 X  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         Page 1 of 4 Pages

CUSIP No. 073309106           13G               Page 2 of 4 Pages


1.   NAME OF REPORTING PERSON:  INTEL CORPORATION
     S.S.  or  I.R.S.  IDENTIFICATION NO. OF ABOVE  PERSON:   94-
     1672743

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)[ ]
                                                           (b)[ ]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

                5.   SOLE VOTING POWER
  NUMBER OF          3,076,924
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        0
OWNED BY EACH   7.   SOLE DISPOSITIVE POWER
  REPORTING          3,076,924
 PERSON WITH    8.   SHARED DISPOSITIVE POWER
                     0
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON: 3,076,924

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                 [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.6%

12.  TYPE OF REPORTING PERSON
     CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 073309106           13G               Page 3 of 4 Pages


Item 1.   (a)  Name of Issuer:  Be Incorporated
          (b)  Address of Issuer's Principal Executive Offices:
               800 El Camino Real, Suite 400
               Menlo Park, California 94025

Item 2.   (a)  Name of Person Filing:  Intel Corporation
          (b)  Address of Principal Business Office or, if None,
               Residence:
               2200 Mission College Blvd.
               Santa Clara, California 95052
          (c)  Citizenship:  Delaware
          (d)  Title  of  Class  of  Securities:   Common  Stock
               ($.001 par value)
          (e)  CUSIP Number: 073309106

Item 3.   Inapplicable

Item 4.   Ownership
          (a) Amount beneficially owned: 3,076,924 (including a vested warrant to purchase 1,538,462 shares)
          (b)  Percent of class:  8.6%
          (c)  Number of shares as to which such person has:
               (i)     Sole  power to vote or to direct  to  the
                       vote: 3,076,924
               (ii)    Shared  power  to vote or to  direct  the
                       vote:  0
               (iii) Sole power to dispose or to direct the disposition of: 3,076,924
               (iv)    Shared power to dispose or to direct  the
                       disposition of:  0

Item 5.   Inapplicable

Item 6.   Inapplicable

Item 7.   Inapplicable

Item 8.   Inapplicable

Item 9.   Inapplicable

Item 10.  Inapplicable

CUSIP No. 073309106           13G               Page 4 of 4 Pages


                             SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 24, 2000
                             -----------------------------------
                                            Date

                                  /s/F. Thomas Dunlap, Jr.
                             -----------------------------------
                                          Signature

                                    F. Thomas Dunlap, Jr.
                             Vice President, General Counsel and
                                          Secretary
                             -----------------------------------
                                         Name/Title